Prospectus Supplement	Filed Pursuant to Rule 424(b)(3)

(To Prospectus dated January 28, 1998)	SEC File No. 333-39421

BIOJECT MEDICAL TECHNOLOGIES INC.
545,455 Shares of Common Stock

         Elan International Services, Ltd., one of the Selling Shareholders named in the Prospectus, has transferred 545,455 Shares to Elan Pharmaceutical Investments, Ltd., which Shares may be sold pursuant to the Prospectus by Elan Pharmaceutical Investments, Ltd. All share amounts in this Supplement have been adjusted to reflect the 1-for-5 reverse split of the Common Stock effected on October 13, 1999.

         All of the information regarding beneficial ownership set forth below was furnished to us by the Selling Shareholder named below.

	Shares of	Common
	Common Stock	Stock
	beneficially	offered	Shares Owned After Offering
Name of	owned as of	by this
Selling Shareholder	Dec. 13, 2001	Prospectus	Number	Percent

Elan Pharmaceutical Investments, Ltd.	3,992,591[1]	545,455	3,447,136	25.9%

[1]	Includes 798,121 outstanding shares of Common Stock, 505,334 shares of Common Stock subject to common stock purchase warrants, 1,905,476 shares of Common Stock issuable on conversion of 952,738 outstanding shares of Series A Convertible Preferred Stock, and 783,660 shares of Common Stock issuable on conversion of 391, 830 outstanding shares of Series C Convertible Preferred Stock.

The date of this Prospectus Supplement is December 19, 2001.